EXHIBIT 5

                       NASCHITZ, BRANDES & CO., ADVOCATES
                      5 TUVAL STREET, TEL-AVIV 67897 ISRAEL
                     TEL. 972-3-623-5000 FAX. 972-3-623-5005

                         HAIFA OFFICE: 2 PAL-YAM AVENUE,
                 CITY WINDOWS, OREN BUILDING, HAIFA 33095 ISRAEL
                     TEL. 972-4-864-4433 FAX. 972-4-864-4833

                                  WWW.NBLAW.COM

                             Tel-Aviv, May 30, 2006

LanOptics Ltd.
1 Hatamar Street
Yokneam 20692
Israel

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of LanOptics Ltd. (the "Company"), relating to 90,000 of the Company's ordinary shares, NIS 0.02 nominal value per share (the "Shares"), issuable upon exercise of options previously granted or that may be granted in the future under the LanOptics Ltd. 2003 Israeli Share Option Plan (the "Plan").

     We are members of the Israel Bar and express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

     As counsel for the Company, we have examined originals, or copies delivered by the Company, of such corporate records and such other documents, as we have deemed necessary or appropriate as a basis for our opinion hereinafter expressed.

     In rendering our opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us, the conformity to original documents of all documents submitted to us, conformed or photographic copies, the genuineness of all signatures, the due authenticity of all persons executing such documents and the due execution and delivery of such documents. As to certificates and information given by public officials, we have assumed the same to be properly given and to be accurate. As to various questions of fact material to our opinion as they relate to the Company, we have also assumed the truth of all facts communicated to us by the Company's officers.

     Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance under the Plan and when paid for and issued in accordance with the terms of the Plan and the option grants, are and will be validly issued, fully paid and non-assessable.

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                                NASCHITZ BRANDES

LanOptics Ltd.
May 30, 2006
Page 2

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.



                                            Very truly yours,

                                            /s/ Naschitz, Brandes & Co.

                                            Naschitz, Brandes & Co.